Exhibit 99.1

NEWS RELEASE
NOBLE ENERGY ANNOUNCES EXECUTIVE DEPARTURE
HOUSTON (June 22, 2009) — Noble Energy, Inc. (NYSE: NBL) announced today that Chris Tong, Senior Vice President and Chief Financial Officer, has decided to leave the company effective August 1, 2009. In making this announcement, Mr. Tong has indicated that he currently plans to retire in order to spend more time with his family in addition to pursuing personal interests.
Charles D. Davidson, Noble Energy’s Chairman and CEO said, “Chris has provided strong leadership to our financial organization since joining Noble Energy at the beginning of 2005. At the time Chris joined our company, we were in the midst of executing a large merger and with his help that merger was completed successfully. Since then, Chris has been instrumental in preparing our financial organizations and related corporate systems for our next phase of significant growth. He has been a key member of our leadership team, and I know that I can speak for all at Noble Energy that his integrity, dedication and friendship will be missed by all of us. We wish him and his family all the best for the future.”
The Company announced that a search for a successor to Mr. Tong will begin immediately.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company operates primarily in the Rocky Mountains, Mid-Continent, and deepwater Gulf of Mexico areas in the United States, with key international operations offshore Israel, UK and West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Visit Noble Energy online at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected.

Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
This news release may also contain certain forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the company’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry.
-xxx-